Exhibit 99.1
FOR IMMEDIATE RELEASE

Newton Acquisition Merger Sub, Inc.
to Issue $700 Million Senior Notes and $500 Million Senior Subordinated Notes

Company to be Merged with and into The Neiman Marcus Group, Inc.

DALLAS, Texas, September 28, 2005 - In connection with the definitive agreement between The Neiman Marcus Group, Inc. (NYSE: NMG.A, NMG.B) ("Neiman Marcus") and Newton Acquisition Merger Sub, Inc. ("Newton Acquisition") regarding the acquisition of Neiman Marcus, Newton Acquisition today announced that it has entered into an agreement to sell $700 million principal amount of 9%/9.75% senior notes due 2015 and $500 million principal amount of 10.375% senior subordinated notes due 2015 (collectively, the "Notes").

Newton Acquisition was formed by investment funds associated with Texas Pacific Group and Warburg Pincus LLC (collectively, the "Sponsors"), for the purpose of merging (the "Merger") with and into Neiman Marcus, with Neiman Marcus continuing as the surviving corporation. As a result of the Merger, investment funds associated with or designated by the Sponsors, certain co-investors and certain members of Neiman Marcus' management will own Neiman Marcus.

Newton Acquisition will use the net proceeds from the offering of the Notes, together with the expected proceeds from a new $1,975 million senior secured term loan facility, certain drawings under a new $600 million asset-based revolving credit facility, equity financing and cash on hand of Neiman Marcus, to consummate the Merger. The offering of the Notes and the Merger are expected to close on or about October 6, 2005, subject to the satisfaction or waiver of closing conditions.

The Notes will be sold only to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Neiman Marcus operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance. While the Company believes that these forward-looking statements are based upon reasonable assumptions when made, the Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

These and other factors that may adversely affect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:	The Neiman Marcus Group
James E. Skinner, 214-743-7625
Senior Vice President and Chief Financial Officer

Stacie Shirley, 214-757-2967
Vice President, Finance and Treasurer